Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 17, 2012, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of DDi Corp. on Form 10-K for the year ended December 31, 2011 incorporated by reference in this Current Report on Form 8-K/A. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Viasystems Group, Inc. on Form S-8 (File No. 333-167718, effective June 23, 2010) and Form S-3 (File No. 333-172657, effective April 7, 2011).

/s/ Grant Thornton LLP

Irvine, California

July 3, 2012